Exhibit 3.19

CERTIFICATE OF LIMITED PARTNERSHIP

OF

DIBELLO’S DYNAMIC ORTHOTICS AND PROSTHETICS PARTNERSHIP, LTD.

We, the undersigned, desiring to form a limited partnership pursuant to the Texas Revised Limited Partnership Act, Article 6132a-1 of the Revised Civil Statutes of the State of Texas, certify as follows:

1.                                       The name of the Partnership is DIBELLO’S DYNAMIC ORTHOTICS AND PROSTHETICS PARTNERSHIP, LTD.

2.                                       The Partnership is being created pursuant to the plan of conversion hereto attached.

3.                                       The converting entity is DIBELLO’S DYNAMIC ORTHOTICS AND PROSTHETICS, L.L.C., a Texas Limited Liability Company, whose address for all purposes is 7015 Almeda Road, Houston, Harris County, Texas (77054), and which was incorporated with the Secretary of State’s office on December 31, 1996.

4.                                       The address of the registered office of the Partnership is 7015 Almeda Road, Houston, Harris County, Texas (77054).

5.                                       The name of the registered agent for service of process is Glynn D. Nance, 1111 North Loop West, Suite 810, Houston, Harris County, Texas (77008).

6.                                       The address of the principal office in the United States where records of the partnership will be kept or made available is 7015 Almeda Road, Houston, Harris County, Texas (77054).

7.                                       The name and place of business of the General Partner is:

DIBELLO MANAGEMENT SERVICES, L.L.C.

7015 Almeda Road

Houston, Texas (77054)

IN WITNESS WHEREOF, we have hereunder set our hands this 30th day of December, 1999.

GENERAL PARTNER:

DIBELLO MANAGEMENT SERVICES, L.L.C.

By:	/s/ Thomas V. DiBello
THOMAS V. DIBELLO, Manager